UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 18, 2003

SMART & FINAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-10811	95-4079584
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Citadel Drive City of Commerce, California	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 869-7500

Item 5.    Other Events.

In conjunction with the previously announced divestitures of its Florida operations and northern California foodservice businesses, Smart & Final Inc. (“the Company”) has received the consents of its revolving credit facility and synthetic lease lender groups to the release of the lenders’ security positions in the divested assets.

The Company has also received lender consents to the restructuring of its revolving credit facility, to include in the borrowing base calculation a 50% advance rate against the value of certain Company owned real estate assets.

As previously announced on September 16, 2003 the Company applied $42 million of net cash proceeds from the divestiture transactions to reduce the balance outstanding under its revolving credit facility, and the corresponding facility commitment amount. The Company’s current usage of its revolving credit facility is approximately $84 million. The facility commitment amount is currently $127.8 million. The facility’s calculated borrowing base is approximately $112 million, indicating current availability under the facility of approximately $28 million.

As previously announced on September 10, 2003 the trust of the company’s synthetic lease facility sold two Florida real properties for $14.3 million. These funds are being held within the trust for acquisition of replacement properties or later reduction to the lease facility amount.

The Company’s revolving credit facility and synthetic lease lender groups are currently evaluating certain modifications to financial covenants to reflect the effect of the Company’s divestiture transactions. The Company currently expects that the covenant modifications will receive lender approval prior to the end of its third fiscal quarter.

The statements in this Form 8-K Current Report concerning management’s expectations constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. In order to comply with the terms of the safe harbor, Smart & Final Inc. (the “Company”) notes that such forward looking statements are based upon internal estimates which are subject to change because they reflect preliminary information and management assumptions, and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward looking statements. This report includes “forward looking statements” including, without limitation, statements as to the Company’s liquidity and availability of capital resources.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL INC.

By:	/s/ RICHARD N. PHEGLEY

Richard N. Phegley
Its:	Senior Vice President and Chief Financial Officer

Date: September 18, 2003